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                                                                                          Exhibit 12.4
WTD INDUSTRIES, INC. AND SUBSIDIARIES

COMPUTATION OF REGISTRANT'S AVERAGE STOCKHOLDERS'
EQUITY (DEFICIT) TO AVERAGE TOTAL ASSETS
(In Thousands, Except Ratios)



                                                            YEAR ENDED APRIL 30,
                                         -------------------------------------------------------------
                                            1995         1994        1993        1992        1991
                                            -------      -------     -------     -------     -------
AVERAGE STOCKHOLDERS' EQUITY
  (DEFICIT)
 Beginning of period                    $    18,512 $     13,684 $   (43,553)$   (46,545)$    38,607
 End of period                               20,076       18,512      13,684     (43,553)    (46,545)

   Average                              $    19,294 $     16,098 $   (14,935)$   (45,049)$    (3,969)
                                            =======      =======     =======     =======     =======


AVERAGE TOTAL ASSETS
 Beginning of period                    $    97,100 $    100,039 $   113,561 $   106,038 $   220,930
 End of period                               88,944       97,100     100,039     113,561     106,038

   Average                              $    93,022 $     98,570 $   106,800 $   109,800 $   163,484
                                            =======      =======     =======     =======     =======


RATIO OF AVERAGE STOCKHOLDERS'
 EQUITY (DEFICIT) TO AVERAGE
 TOTAL ASSETS                                  20.7 %       16.3 %       NM           NM          NM



 NM - Not meaningful

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